Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (the “Agreement”) is made and entered into as of January 6, 2014 by and between Accelrys, Inc., a Delaware corporation (the “Company”), and Dassault Systèmes SA, a company incorporated under the laws of the French Republic, with its registered office at 10 rue Marcel Dassault, CS 40501, 78946 Vélizy-Villacoublay cedex, France (“Dassault Systèmes” and, together with the Company, the “Parties”).

1.             Purpose.  The Parties wish to explore a potential negotiated business transaction and, in connection therewith, each Party may elect to disclose Confidential Information (as defined below) to the other Party.  Confidential Information will be disclosed to the Recipient only for the purpose of the Recipient’s evaluation of such potential negotiated business transaction and only pursuant to the terms of this Agreement.  Each Party, when disclosing information, will be referred to herein as the “Disclosing Party” and, when receiving information, as the “Recipient”.

2.             Definitions.  As used in this Agreement:

(a)           A Party’s “Associates” shall include such Party’s Affiliates (as defined below) and the directors, officers, employees, agents, representatives, consultants, accountants, attorneys and advisors of such Party and such Party’s Affiliates.

(b)           “Affiliate(s)” means, with respect to any Party, any entity which controls, is controlled by or is under common control with such Party, where “control” and/or “controlled by” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors, or (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

(c)           “Confidential Information” means:

(i)            all information conveyed to the Recipient hereto or its Associates by or on behalf of the Disclosing Party or its Associates, including, without limitation, that which relates to technical data, research, product plans, products, services, employees, suppliers, customers, markets, software, know-how, developments, inventions, processes, designs, drawings, engineering, hardware configuration information, marketing, finances, notes, analyses or studies and all tangible and intangible embodiments thereof of any kind whatsoever, whether conveyed in writing or orally or by any visual, magnetic, electronic (including by way of an on-line data room) or other medium, conveyed as from the date of this Agreement;

(ii)           any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any of its Associates and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in Section 2(b)(i) (collectively, “Analyses”);

(iii)         the existence and terms of this Agreement, and the fact that information of the type referred to in Section 2(c)(i) has been made available to the Recipient or any of its Associates; and

(iv)          the fact that discussions or negotiations are or may be taking place with respect to a possible strategic transaction involving the Parties, as well as the proposed terms of any such transaction.

Notwithstanding the foregoing, Confidential Information does not include information that Recipient can document:  (i) was in the possession of the Recipient at the time of disclosure as shown by the Recipient’s files and records immediately prior to the time of disclosure, except Previously Disclosed Confidential Information (as defined below); (ii) is disclosed or otherwise becomes available to the Recipient from a source other than the Disclosing Party or its Associates, provided that the source of such information was not bound by a confidentiality agreement between the Disclosing Party and such source prohibiting the disclosure of such information or was not otherwise bound by a legal, contractual or fiduciary obligation that would prohibit the disclosure of such information; (ii) prior to or after the time of disclosure, becomes generally available to the public, in each case other than as a result of any inaction or action of the Recipient or its Associates in breach of this Agreement; (iii) is expressly approved for disclosure by the Company in writing; or (iv) is independently developed by or on behalf of the Recipient without violating any of its obligations under this Agreement and without use of or reference to any Confidential Information.

(d)           “Person” shall mean any individual, corporation, limited liability company, partnership, or other business entity, tribunal or governmental authority.

(e)           “Senior Executives” means the chief executive officer of the Company and executives of the Company who report directly to the chief executive officer of the Company.

3.             Nondisclosure of Confidential Information; No Liability.

(a)           The Recipient agrees that it will, and will cause each of its Associates to, maintain in trust and confidence the Confidential Information disclosed to it by the Company or its Associates, and neither it nor any of its Associates will use such Confidential Information for its own use or for any purpose except solely to carry out discussions concerning, and the undertaking of, any negotiated business transaction between the Parties that is approved by the board of directors of the Company (a “Negotiated Transaction”).  Subject to Section 4 below, the Recipient will not disclose any Confidential Information to third parties except those Associates of the Recipient who are required to have the information in connection with a Negotiated Transaction.  The Recipient has informed or will inform those of its Associates to whom Confidential Information is disclosed or who have access to Confidential Information of the existence of this Agreement and the Recipient’s obligations under this Agreement with respect to Confidential Information.  A breach of the terms of this Agreement by any Associate of the Recipient shall be deemed a breach of this Agreement by the Recipient, and the

Recipient will (at its own expense) take all actions necessary to restrain its Associates from making any unauthorized use or disclosure of any Confidential Information.  The Recipient agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of Persons other than the Recipient or its Associates authorized hereunder to have any such information, which measures shall include the highest degree of care that the Recipient utilizes to protect its own Confidential Information of a similar nature.  The Recipient agrees to notify promptly the Disclosing Party in writing of any misuse or misappropriation of Confidential Information which may come to its attention.

(b)           The Recipient acknowledges that neither the Disclosing Party nor any of its Associates makes any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information, or that it has provided the Recipient with all of the information the Recipient has requested.  Except as may be provided in a definitive written agreement with respect to a Negotiated Transaction between the Parties, if any, the Recipient agrees that neither the Disclosing Party nor its Associates shall have any liability to the Recipient or any of its Associates resulting from the use of the Confidential Information by the Recipient or its Associates or their reliance thereon.  Unless the Parties enter into a written definitive agreement with respect to a Negotiated Transaction, no agreement providing for a transaction involving the Company will be deemed to exist between the Parties, and the Parties will be under no obligation to negotiate or enter into any such agreement or transaction with each other.  The Company reserves the right, in its sole discretion to:  (i) conduct any process it deems appropriate with respect to any transaction or proposed transaction involving the Company, and to modify any procedures relating to any such process without giving notice to Dassault Systèmes; (ii) reject any proposal made by Dassault Systèmes or any of its Associates with respect to a transaction involving the Company; and (iii) terminate discussions and negotiations with Dassault Systèmes at any time.  Dassault Systèmes recognizes that the Company and its Associates will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party.  Each of the Parties agrees that it will not have any rights or claims against the other Party or any of its Associates arising out of or relating to any transaction or proposed transaction involving the Company, except pursuant to the express terms of this Agreement or a definitive written agreement between the Parties.

4.             Mandatory Disclosure.  In the event that the Recipient or its Associates become legally compelled under the United States securities laws or other applicable law, regulation or stock exchange requirement or as may be required by the Securities and Exchange Commission or in a proceeding before a court, arbitrator or administrative agency to disclose any portion of the Confidential Information, then the Recipient will, and will cause its Associates to, provide the Disclosing Party with prompt advance written notice (to the extent permitted by law) of such requirement and its intent to disclose any Confidential Information, and shall delay disclosure, if and to the extent practicable, until the Disclosing Party has had an opportunity to seek a protective order or other appropriate remedy or to waive compliance by the Recipient and/or its Associates with the relevant provisions of this Agreement.  The Recipient also agrees, to the extent permitted by law, to provide the Disclosing Party, reasonably far in advance of making any such disclosure, with copies of any Confidential Information that it intends to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company in order to seek to obtain a protective order, if available, and to take any other legally available steps to limit such disclosure.  In the event that a protective order or other remedy is not obtained in such a proceeding, or the Disclosing Party fails to waive compliance with the relevant provisions of this Agreement, the Recipient agrees that it will, and will cause its Associates to, disclose only that Confidential Information which its counsel advises is legally required to be disclosed and will exercise its reasonable best efforts, and will cause its Associates to exercise their reasonable best efforts, to cooperate with the Disclosing Party to obtain reliable assurance that confidential treatment will be accorded the Confidential Information which is so disclosed.

5.             Contact Person; Return of Materials.  All requests by Dassault Systèmes or any of its Associates to review or obtain Confidential Information must be directed to Morgan Stanley & Co. LLC (the “Company Contact”).  Neither Dassault Systèmes nor any of its Associates will contact or otherwise communicate with any other Associate of the Company without the prior written authorization of the Company Contact, it being understood that Dassault Systèmes’ management will, subject to the limitations contained in Section 9, continue to be able to have direct contact with the chief executive officer of the Company until the entry by the Company into an agreement to effect a purchase, tender or exchange offer, merger or other business combination transaction involving the Company.  Promptly upon request by the Disclosing Party, the Recipient will, and will cause its Associates to, deliver to the Disclosing Party any written Confidential Information of the Disclosing Party and all copies or modifications thereof, as well as any tangible material containing any Confidential Information, except for that portion of the Confidential Information which consists of Analyses prepared by or for the Recipient or its Associates, in each case without retaining any copy thereof.  It being understood that when such Confidential Information is included in any Analyses, such Analyses need not be destroyed if the portion that constitutes Confidential Information is redacted.  Recipient shall destroy all Confidential Information of the Disclosing Party maintained on any computer or other device under the control of Recipient, it being understood that automatic back up procedures will not be considered retention of a copy of Confidential Information.  That portion of the Confidential Information or any modification thereof which consists of Analyses prepared by or for the Recipient or its Associates and that is not returned to the Disclosing Party shall be destroyed, and a duly authorized officer of the Recipient shall certify in writing to the Disclosing Party that such destruction/redaction has occurred.  Notwithstanding any of the foregoing, the Recipient may retain one copy of Confidential Information in archive, for the purpose of defending itself against claims of any nature made by the Disclosing Party or by third parties, provided however that (i) such copy is kept in a secure physical location or on a secure computer server with access limited to the Recipient’s legal department, and (i) such retained copy shall continue to remain confidential pursuant to the terms of this Agreement.  Notwithstanding the return or destruction of Confidential Information pursuant to this Section 5 by the Recipient, the Recipient and its Associates will continue to be bound by the confidentiality obligations and other obligations under this Agreement.

6.             No License Granted; Privileged Information.  Nothing in this Agreement is intended to grant any rights to the Recipient under any patent, copyright, trade secret or other intellectual property right, nor shall this Agreement grant the Recipient any rights in or to the Confidential Information, except the limited right to review such Confidential Information solely for the purposes of evaluating a potential strategic transaction with the Disclosing Party.  To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work-product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work-product doctrine or other applicable privilege or doctrine.  Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work-product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

7.             Nonpublicity.  Neither Party shall take, or cause to be taken, any action which might require the other party to make a public announcement regarding the transactions contemplated under this Agreement.  By executing and delivering this Agreement each of the Parties confirms to the other that it is aware and that its Associates have been advised that the U.S. Federal and State securities laws as well as French securities laws prohibit any Person who possesses material, non-public information about a company from purchasing or selling securities of such company, so long as such information remains material and non-public, in accordance with insider trading rules of Articles L.465-1 and L.465-3 of the French monetary and financial code (code monétaire et financier) and articles 621-1 to 622-2 of the general regulation of the French Financial Markets Authority (règlement général de l’Autorité des marchés financiers), U.S. laws and rule l0b-5 of the Securities Exchange Act of 1934 or other applicable insider dealing, market abuse or similar laws.

8.             Nonsolicitation of Employees.  Dassault Systèmes covenants and agrees that during the twelve (12) month period commencing as of the date of this Agreement, none of (i) it or its Affiliates, (ii) their respective directors, officers or employees or (iii) their respective agents, representatives, consultants, accountants, attorneys or advisors acting at the direction of Dassault Systèmes or its Affiliates (collectively, “Restricted Parties”) will, directly or indirectly, employ, or seek to employ the Company’s Senior Executives or the programmers, developers, product managers, or salespeople of the Company or its subsidiaries, or, solicit, recruit or encourage any of the Company’s Senior Executives or the programmers, developers, product managers, or salespeople of the Company or its subsidiaries to terminate their employment with the Company or its subsidiaries, as the case may be; provided, however, that this Section 8 will not prevent a Restricted Party from:  (x) causing to be placed any general advertisements in newspapers and/or other media of general circulation (including, without limitation, advertisements posted on the Internet) that is not targeted specifically at the employees of the Company or its subsidiaries; (y) engaging any recruiting firm or similar organization to identify and solicit persons for employment on behalf of Dassault Systèmes or its Affiliates, so long as such recruiting firm or organization is not instructed to target any employees of the Company or its subsidiaries, or (z) hiring any employee, who is not a Senior Executive, who initiates discussions regarding employment with Dassault Systèmes or its Affiliates without any solicitation by a Restricted Party other than any solicitation permitted by clauses (x) and (y) of this proviso.

9.             Standstill.  During the twelve (12) month period commencing on the date of this Agreement (the “Standstill Period”), except pursuant to a Negotiated Transaction, neither Dassault Systèmes nor any of its Affiliates will, in any manner, directly or indirectly, acting alone or in concert with others:

(a)           make, effect, initiate, cause or participate in:  (i) any acquisition of beneficial ownership of any securities of the Company; (ii) any acquisition of any assets of the Company; (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any securities or assets of the Company; or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any-securities of the Company;

(b)           form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) for the purpose of acquiring, holding, voting or disposing of securities of the Company;

(c)           seek to control or influence the management, board of directors (or any committee thereof) or policies of the Company;

(d)           take any action which is reasonably likely to cause or compel the Company to make a public announcement regarding any of the types of matters set forth in Sections 9(a) through 9(c);

(e)           request or propose that the Company (or its officers, directors, employees or agents), directly or indirectly, amend or waive any provision of this Section 9, including this Section 9(e);

(f)            agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in Sections 9(a) through 9(e);

(g)           assist, induce or encourage any other Person to take any action referred to in Sections 9(a) through 9(f); or

(h)           enter into any discussions or arrangements with any third party with respect to the taking of any action referred to in Sections 9(a) through 9(f).

Notwithstanding the foregoing (including for the avoidance of doubt, Section 9(d)), Dassault Systèmes shall be permitted to make one or more confidential proposals to the Board of Directors of the Company solely regarding a transaction contemplated under Section 9(a)(iii) (any such proposal, a “Private Offer”) until the later to occur of (i) February 7, 2014, and (ii) the public announcement by the Company of an agreement with respect to a transaction of the type described in Section 9(a)(iii), provided, however, that (y) in no event shall Dassault Systèmes or its Associates be permitted to make any Private Offers after February 28, 2014 (the “End Date”), unless after the End Date, (i) the Company makes a public announcement that it has entered into an agreement with respect to a transaction of the type described in Section 9(a)(iii), and (ii) prior to such announcement, the Company did not request Dassault Systèmes to make a “best and final offer” to acquire the Company at least 5 calendar days prior to such announcement, in which case, Dassault Systèmes shall then have 10 calendar days after such public announcement to make a Private Offer.  The Company shall have the right, at its sole discretion, to enter into discussions and negotiations with respect to any Private Offer made by Dassault Systèmes.  Except for Dassault Systèmes’ ability to make Private Offers contemplated in the immediately preceding sentences, all provisions of Section 9 shall continue to remain in full force and effect during the Standstill Period.

10.          Term.  Except as expressly provided in Sections 8 or 9, this Agreement shall expire, and the Parties’ obligations under this Agreement shall terminate, upon the third (3rd) anniversary of the date of this Agreement.

11.          Successors and Assigns; Waiver and Amendment.  Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto without the prior written consent of the other party, and any attempted assignment of this Agreement or any rights or obligations hereunder by either party without the prior written consent of the other party shall be void.  The provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective Representatives to the extent specified herein.  No failure or delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement.  No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of each of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

12.          Governing Law and Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (regardless of the laws that might otherwise apply under applicable principles of conflict of laws), and shall be binding upon the Parties hereto in the United States and worldwide.  Each party:  (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (ii) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this Agreement shall be effective service of process for any action, suit or proceeding brought against such party; (iii) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; (iv) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum; and (v) irrevocably and unconditionally waives all rights to trial by jury for any dispute arising out of or relating to this Agreement.

13.          Remedies; Severability.  The Recipient shall indemnify and hold harmless the Disclosing Party and its Associates against and from, and shall compensate and reimburse the Disclosing Party and its Associates for, any damage, loss, claim, liability or expense (including legal fees and the cost of enforcing the Disclosing Party’s rights under this Agreement) arising directly out of or resulting directly or indirectly from any unauthorized use or disclosure of any Confidential Information or any other breach of this Agreement.  In addition, the Parties hereby waive any and all rights to any special, consequential, indirect, punitive or exemplary damages as a result of a breach of this Agreement, whether asserted in contract, tort, or otherwise and whether or not a Party or the Parties had been aware or advised of the possibility of such damages.  The Recipient agrees that its obligations hereunder are necessary and reasonable in order to protect the Disclosing Party and the Disclosing Party’s business, and expressly agrees that monetary damages may be inadequate to compensate the Company for any breach by the Recipient or any of its associates of any covenants and agreements set forth herein.  Accordingly, the Recipient agrees and acknowledges that any breach or threatened breach of this Agreement will cause irreparable injury to the Disclosing Party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, Disclosing Party shall be entitled to obtain specific performance and other injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages.  The Recipient also agrees that it will not seek and agrees to waive any requirement for the securing or posting of a bond in connection with the Disclosing Party’s seeking or obtaining specific performance or other equitable relief pursuant to this Section 13.  The indemnification and equitable remedies referred to above will not be deemed to be the exclusive remedy for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.          Entire Agreement.  This Agreement sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof, including the Confidential Disclosure Agreement entered into between the Parties as of April 6, 2012 (the “Previous Confidentiality Agreement”); provided, however, that any information provided prior to the date of this Agreement will be considered Confidential Information solely to the extent such information was “Confidential

Information” in the Previous Confidentiality Agreement (the “Previously Disclosed Confidential Information”).

15.          Counterparts; Execution by Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) by the Parties and may be used in lieu of the original Agreement for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Accelrys, Inc.

By:	/s/ Jason L. Gray
Name:	Jason L. Gray
Title:	Senior Vice President & General Counsel

Dassault Systèmes SA

By:	/s/ Thibault de Tersant
Name:	Thibault de Tersant
Title:	Senior Executive Vice-President & CFO